Exhibit 5.1

Conyers Dill & Pearman
BARRISTERS & ATTORNEYS

CLARENDON HOUSE, 2 CHURCH STREET, P.O. BOX HM HM 666, HAMILTON HM CX, BERMUDA
TELEPHONE: (441) 295 1422 FACSIMILE: (441) 292 4720 E-MAIL: INFO@CDP.BM
INTERNET: WWW.CDP.BM

25 April 2003

Securities and Exchange Commission Judiciary Plaza 450 Fifty Street, N.W. Washington, D.C. 20549 United States of America	DIRECT LINE: 441-299-4993 E-MAIL: kcbutler@cdp.bm OUR REF: KCB/jlt.63744.corpdocs/129479

Dear Sirs

Central European Media Enterprises Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-3 (to be filed on or about 25 April 2003) (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of 348,000 Class A common shares, par value US$0.08 per share (the "Shares") to be offered and sold by the selling shareholders named therein.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the secretary of the Company on 27 March 2003, minutes of a meeting of the board of directors of the Company held on 27 March 2003 (the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the memorandum of association and bye-laws of the Company will not be amended in any manner that would affect the opinions set forth herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance, (h) that the

Exhibit 5.1

Company's shares will be listed on an appointed stock exchange (as defined in the Companies Act 1981, as amended (the "Companies Act") and the consent to the issue and free transfer of the Securities given by the Bermuda Monetary Authority as of 6 September 2002 will not have been revoked or amended at the time of issuance of any the Shares, (i) that all necessary corporate action will be taken to authorise and approve any issuance of the Shares, (j) that the issuance and sale of and payment for the Shares will be in accordance with the terms of the warrants described in the Registration Statement (the "Warrants") and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto), (k) that upon the issue of the Shares, the Company will receive money or money's worth at least equal to the par value thereof, (l) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act entitled "Prospectuses and Public Offers", (m) the capacity, power and authority of all parties other than the Company to enter into and perform its obligations under any and all documents entered into by such parties in connection with the issuance of the Shares, and the due execution and delivery thereof by each party thereto, (p) that none of the parties to such documents will have carried on or will carry on activities, other than the performance of its obligations under such documents, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to such documents, other than the Company, will perform its obligations under such documents in or from within Bermuda .

At all times, the Company's obligations in connection with the Warrants or other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganization, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.       The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

Exhibit 5.1

2.       Upon the due issuance of the Shares and payment of the consideration therefor in accordance with the terms of the Warrants, such Shares will be validly issued, fully paid and nonassessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
CONYERS DILL & PEARMAN